EXHIBIT 99.2


QUARTERLY BUSINESS UNIT DISCLOSURES

In 2000, the Company's internal management reporting clearly defined its four strategic business units and, in accordance with Statement of Financial Accounting Standards No. 131 (SFAS 131), the Company disclosed financial information for these units in its 2000 Annual Report included in the Form 10-K. These four strategic business units are: TruGreen, Terminix, Home Maintenance and Improvement and Management Services. The Other Operations unit includes entities that are managed separately from the major units and are aggregated together in accordance with SFAS 131due to their size or developmental nature. This unit also includes certain non-core business that have been sold or discontinued.

Additionally, through this filing, the Company is disclosing interim 2000 financial results for the four strategic business units and the Other Operations unit.

The annual results for some of the business units have been adjusted to conform with the manner in which the information is used by management in 2001 for internal reporting.

     The TruGreen unit in this exhibit does not include the results from the interior plant care business which was sold in September 2000. The results of this business ($24.5 million in revenue and $2.8 million in operating income) were moved to the Other Operations unit in order to provide comparability with the presentation in 2001.

     The Terminix unit as disclosed in the 2000 Annual Report did not reflect the impact of SAB 101 and other accounting adjustments relating to expenses and deferred revenues associated with termite contracts. In order to provide comparability with the presentation for 2001, the Terminix and Other Operations units have been subsequently adjusted in this exhibit. (Compared to the 2000 Annual Report, the Terminix unit reflects decreases in revenue and operating income of $8.6 million and $5.2 million, respectively, offset by comparable increases in the Other Operations unit).

     Certain immaterial amounts in the Management Services unit have been reclassified with the Other Operations unit to conform with the presentation for 2001.






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



QUARTERLY BUSINESS UNIT DISCLOSURE

    (in thousands)
                                         First       Second       Third       Fourth       Full
                                        Quarter      Quarter     Quarter     Quarter       Year
Operating Revenue:
    TruGreen                             $ 263,056   $ 468,707   $ 461,728    $ 345,688 $ 1,539,179
    Terminix                               164,933     200,063     190,848      169,239     725,083
    Home Maintenance & Improvement         256,880     317,069     332,751      304,974   1,211,674
    Management Services                    469,279     471,802     477,268      485,850   1,904,199
    Other Operations                       186,736     157,054     128,889      117,801     590,480
                                      --------------------------------------------------------------
Total operating revenue                $ 1,340,884 $ 1,614,695 $ 1,591,484  $ 1,423,552 $ 5,970,615
                                      ==============================================================


Operating Income:
    TruGreen                              $ 32,239    $ 58,716    $ 62,547     $ 16,348   $ 169,850
    Terminix                                20,527      30,555      19,056       15,269      85,407
    Home Maintenance & Improvement          19,047      30,527      29,005       27,009     105,588
    Management Services                     16,476      14,734      14,973       20,181      66,364
    Other Operations                        (1,417)      5,685     (12,786)      (1,792)    (10,310)
                                      --------------------------------------------------------------
Total operating income                    $ 86,872   $ 140,217   $ 112,795     $ 77,015   $ 416,899
                                      ==============================================================

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                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 14, 2001


                          THE SERVICEMASTER COMPANY
                          (Registrant)

                          By:                    /s/Steven C. Preston
                             ---------------------------------------------------

                                                     Steven C. Preston
                          Executive Vice President and Chief Financial Officer





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